Exhibit 99.02

                                SOUTHERN COMPANY
                              FINANCIAL HIGHLIGHTS
               (In Millions of Dollars Except Earnings Per Share)

                                                   3 Months Ended December     12 Months Ended December
                                                   -----------------------     ------------------------
                                                       2003       2002             2003        2002
                                                       ----       ----             ----        ----
                                                     (Notes)     (Notes)         (Notes)      (Notes)

Consolidated Earnings-(See Notes)
Retail Business                                      $ 117       $ 101           $ 1,153     $ 1,129
Competitive Generation                                  30          34               224         168
                                                     -----       -----           -------     -------
Total                                                  147         135             1,377       1,297
Synthetic Fuels                                         13          11                55          38
Leasing Business                                         8           8                29          24
Parent Company and Other                                (6)         13               (33)        (41)
                                                     -----       -----           -------     -------
Net Income - Excluding One-Time Items (See Notes)    $ 162       $ 167           $ 1,428     $ 1,318
                                                     =====       =====           =======     =======
  - As Reported                                      $ 125       $ 167           $ 1,474     $ 1,318
                                                     =====       =====           =======     =======

Basic Earnings Per Share-(Notes)
- Excluding One-Time Items (See Notes)              $ 0.22      $ 0.23            $ 1.97      $ 1.86
- As Reported                                       $ 0.17      $ 0.23            $ 2.03      $ 1.86


Operating Revenues                                 $ 2,564     $ 2,457          $ 11,276    $ 10,549
Average Shares Outstanding (in millions)               733         715               727         708
End of Period Shares Outstanding (in millions)                                       735         716



Notes

- Excludes a one-time after tax gain of $88 million in May 2003 from the previously announced termination of all long-term wholesale power contracts between Southern Company and Dynegy, Inc. After adjusting for revenues that otherwise would have been recognized for the remainder of the year, the adjusted gain for 2003 is $83 million.

- Excludes a regulatory expense of $37 million, after taxes, for Mississippi Power recorded in December, 2003.

- Quarterly Earnings Per Share (EPS) is computed by using the current year-to-date EPS less the previous period year-to-date EPS. As a result of using rounded numbers, the EPS for significant factors may not directly correspond to the variance in millions of dollars shown above.

- Diluted earnings per share are not more than 1 cent for any period reported above and are not material.

- Certain prior year data has been reclassified to conform with current year presentation.

- Information contained in this report is subject to review and adjustments and certain classifications may be different from final results published in the Form 10-K.